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                                                                      EXHIBIT 21

                            SYPRIS SOLUTIONS, INC.
                          SUBSIDIARIES OF THE COMPANY

The Company's subsidiaries as of December 31, 2000 are as follows:

(1)  Bell Technologies, Inc., a Florida corporation.

(2)  Group Technologies Corporation, a Florida corporation.

(3)  Metrum-Datatape, Inc., a Delaware corporation.

(4)  Tube Turns Technologies, Inc., a Kentucky corporation.